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                 SECURITIES PURCHASE FIRST AMENDING AGREEMENT



     THIS AGREEMENT is made this 15th day of May, 1998

BETWEEN:

               ROYAL OAK MINES INC., a corporation amalgamated under the laws of the Province of Ontario

               (the "Corporation")

               - and -


               TRILON FINANCIAL CORPORATION,

               (the "Agent")


     WHEREAS the Corporation and the Agent entered into a Securities Purchase Agreement dated as of the 17th day of April, 1998 (the "Agreement);

     AND WHEREAS capitalized terms not otherwise defined herein shall have the meanings given them respectively in the Agreement;

     AND WHEREAS pursuant to the Agreement, the Closing Date was April 30th, 1998 or such other date as the Agent and the Corporation may agree upon as the Closing Date;

     AND WHEREAS the Corporation has requested that the Agent agree to extend the Closing Date to May 28, 1998, and the Agent has agreed to extend the Closing Date to May 28, 1998;

     AND WHEREAS pursuant to Section 2.3(a) of the Agreement, the Corporation acknowledged and agreed, among other things, that the Agent and the Lenders earned a non-refundable fee of U.S.$2,400,000 (which is payable as to U.S.$1,200,000 to the Agent, as to U.S.$840,000.00 to the Lenders purchasing Series A Debentures on a pro rata basis, and as to U.S.$360,000.00 to the Lenders purchasing Series B Debentures on a pro rata basis, which fee was payable in full on April 30, 1998;

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     AND WHEREAS the Corporation has agreed to pay interest to the Agent and the Lenders at the Interest Rate (as defined in the Debentures) on the U.S.$2,400,000 fee payable pursuant to Section 2.3(a) of the Agreement from and after April 30, 1998, on the terms and conditions hereinafter set out;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants hereinafter contained, the Agent agreeing to extend the Closing Date as aforesaid, the payment by each party hereto to the other party hereto of the sum of Can. $10 and other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties hereto agree as follows:

1. Section 1.1(j) of the Agreement is hereby deleted and replaced with the following:

     "(j) "Closing Date" means May 28, 1998 or such other date as the Agent and the Corporation may agree upon as the Closing Date;"

2. Section 2.3(a) of the Agreement is hereby deleted and replaced with the following:

     "2.3(a)(i)     The Corporation acknowledges that the Agent and Lenders
     have earned a non-refundable fee of U.S.$2,400,000 (which is payable as to U.S.$1,200,000 to the Agent, as to U.S.$840,000.00 to the Lenders purchasing Series A Debentures on a pro rata basis) and as to U.S.$360,000 to the Lenders purchasing Series B Debentures on a pro rata basis, which was due and payable on April 30, 1998. The Corporation acknowledges and agrees that it is responsible for and will pay such fee on the earlier of the Closing Date or the date of demand by the Agent (provided that if the Agent makes such demand prior to the Closing Date, the entire fee shall be paid directly to the Agent and not to the Lenders), and even if it is the Agent who subsequently terminates its obligations under this Agreement pursuant to Section 4.3 hereof; provided that if such termination is as a result of the Agent expressly terminating its obligations hereunder solely pursuant to and in reliance on Section 4.1(n) hereof, the fee provided for in this Section 2.3(a)(i) shall be reduced to U.S.$100,000 which shall thereupon be payable upon demand by the Corporation to the Agent. Any fee payable by the Corporation to the Agent under this Section 2.3(a)(i) may, at the option of the Agent and the Lenders, be made by the Lenders paying the amount of such fees out of the Initial Purchase Price in accordance with
     Section 2.2(a) hereof."

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3.   The following is hereby added to the Agreement as new Section 2.3(a)(ii):

     "2.3(a)(ii)    The Corporation shall pay interest to the Agent at the
     Interest Rate (as defined in the Debentures) from and after April 30, 1998 and before and after judgment, on the outstanding principal amount of the U.S.$2,400,000 fee payable pursuant to Section 2.3(a)(ii), calculated and compounded daily, which interest shall be payable by the Corporation to the Agent on the earlier of the Closing Date or the date of demand by the Agent. The Corporation shall pay such interest on demand without deduction or set-off, by wire transfer of immediately available funds to such account and address of the Agent as may be provided by the Agent from time to time."

4. Section 4.1(o) of the Agreement is hereby deleted and replaced with the following:

     "(o) TIME FRAME. All of the conditions set out in this Section 4.1 shall have been satisfied, each in accordance with the provisions of this Agreement, on or prior to May 28, 1998."

5. The Corporation hereby acknowledges that (i) the fee payable by the Corporation pursuant to Section 2.3(a)(ii) of the Agreement became due and payable in full to the Agent on April 30, 1998, (ii) such fee bears interest at the rate and upon the terms and conditions provided for in Section 2.3(a)(ii) of the Agreement, (iii) such interest is payable on the earlier of the Closing Date or the date of demand by the Agent, and (iv) except as herein provided, neither the Agent nor the Lenders have waived or extended the time for payment of such fee or interest thereon.

6    This agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

7. This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.
Subject to the last sentence of Section 6.10 of the Agreement, nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this agreement.

8.   Time shall be of the essence of this agreement.

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9.   Subject to the provisions hereof, the parties hereto hereby ratify and confirm the provisions of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement under seal as of the day and year first above written.

                                        ROYAL OAK MINES INC.

                                        By:  /s/ James H. Wood
                                            ------------------------------
                                        Name:   James H. Wood
                                        Title: Chief Financial Officer

                                        TRILON FINANCIAL CORPORATION

                                        By:  /s/ Sam Pollock
                                            ------------------------------
                                        Name:   Sam Pollock
                                                Managing Partner

                                        By:
                                            ------------------------------
                                        Name:





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